Exhibit 5.1

Writer’s Direct Dial: +1 212-225-2650
E-Mail: cbrod@cgsh.com

February 11, 2022

American Express Company

200 Vesey Street

New York, New York 10285

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-4 (including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $1,660,622,000 aggregate principal amount of the Company’s 3.300% Senior Notes due May 3, 2027 (the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 3.300% Senior Notes due May 3, 2027 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of December 2, 2021 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	an executed copy of the Indenture; and

(c)	the form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

American Express Company, p. 2

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the foregoing opinion, we have further assumed that the Exchange Notes will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes and the Indenture and in the manner contemplated by the Registration Statement.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Exchange Notes and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

American Express Company, p. 3

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Craig B. Brod
Craig B. Brod, a Partner